Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-196516) of Spirit Aerosystems Holdings, Inc. and

(2)	Registration Statement (Form S-8 Nos. 333-146112 and 333-195790);

of our reports dated February 9, 2018, with respect to the consolidated financial statements of Spirit AeroSystems Holdings, Inc., and the effectiveness of internal control over financial reporting of Spirit Aerosystems Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
February 9, 2018